Press Release

Entrust Announces Financial Results for Fourth-Quarter and Fiscal 2008

Fourth-Quarter 2008

  Total revenues of $24.9 million, a decrease of 7% over Q4 2007; total revenues were impacted by a strong U.S. dollar, and were $27.9 million, an increase of 5%, adjusting for currency
  Product revenues of $10.2 million, an increase of 1% over Q4 2007; adjusted for currency was $11.6 million, an increase of 15% over Q4 2007
  Deferred revenue increased to approximately $27.8 million, roughly flat to year-end 2007; adjusted for currency was $31.1 million, an increase of 11% over Q4 2007
  Entrust recorded a net income for the quarter, calculated in accordance with GAAP, of $1.8 million, or $0.03 per share
  Cash and Cash Equivalents increased to $24.3 million, an increase of $3.8 million over Q4 2007

Full-Year 2008

  Entrust IdentityGuard and Entrust TransactionGuard combined for $9.3 million of product revenue, an increase of 70% year-over-year
  SSL revenues were $9.6 million, an increase of 32% year-over-year
  Subscription-based product revenue increased to $12.6 million, an increase of 22% year-over-year and accounted for 33% of product revenue
  Subscription-based product bookings increased 48% to $17.5 million
  Full-year non-GAAP cash flow from operations was $12.0 million, excluding the effects of the net change in accrued restructuring charges

DALLAS - January 29, 2009 - Entrust, Inc. [NASDAQ: ENTU], a world leader in securing digital identities and information, today announced financial results for its fiscal quarter and year ended December 31, 2008.

Revenues for the fourth quarter were $24.9 million, a decrease of 7 percent from $26.7 million in Q4 2007, and an increase of 2 percent from $24.5 million in Q3 2008. Revenues were impacted by a strong U.S. dollar in Q4 2008. As a result, adjusted for currency total revenues were $27.9 million, an increase of 5 percent over Q4 2007 and 14 percent over Q3 2008. Product revenue increased to $10.2 million in the quarter, an increase of 1 percent from $10.1 million in Q4 2007, and 8 percent from $9.4 million in Q3, 2008. Product revenues adjusted for currency were $11.6 million, an increase of 15 percent over Q4 2007 and 23 percent over Q3 2008. The revenue figures, as adjusted for currency, are calculated based upon the actual currency rates in the comparable period.

Deferred revenue increased in the quarter to approximately $27.8 million, roughly flat to year-end 2007 and an increase of 1 percent from Q3 2008. Deferred revenues adjusted for currency were $31.1 million, an increase of 11 percent from year-end 2007 and an increase of 13 percent from Q3 2008. Services accounted for approximately 59 percent ($14.7 million) of total revenue in the quarter, a decrease of 11 percent from $16.5 million in Q4 2007 and a decrease of 2 percent from $15.0 million in Q3 2008. Services revenues, adjusted for currency, were $16.3 million, a decrease of 1 percent over Q4 2007 and an increase of 9 percent over Q3 2008.

"Entrust concluded a successful 2008. We increased our earnings by $4.3 million, generated $12 million of cash flow (excluding restructuring charges), and increased our subscription based product bookings by 48 percent to $17.5 million," said Entrust President and Chief Executive Officer Bill Conner. "2008 was a very difficult selling environment. The continued success of our IdentityGuard and TransactionGuard products, which were up 70 percent; our subscription-based product revenues, which increased 22 percent; and our focus on cost containment in the business helped deliver our strong earnings and cash flow in the quarter and year. Our focus on providing 'Trusted Security for Less' is serving us well in this market, and should help us amid shrinking IT budgets in 2009."

Entrust recorded a Q4 2008 net income, calculated in accordance with GAAP, of $1.8 million, or $0.03 per share, compared to Q4 2007 net income of $969,000, or $0.02 per share. On a non-GAAP basis, the company recorded a Q4 2008 non-GAAP income of $2.4 million, or $0.04 per share, compared to Q4 2007 non-GAAP income of $2.2 million or $0.04 per share. Adjusted for currency impact, non-GAAP income was $3.1 million or $0.05 per share. See the financial table below reconciling these non-GAAP figures to GAAP.

For the full year ended December 31, 2008, Entrust recorded a net loss, calculated in accordance with GAAP, of $1.0 million, or $0.02 per share, compared to 2007 net loss of $6.2 million, or $0.10 per share. On a non-GAAP basis, the company recorded a non-GAAP income of $4.3 million, or $0.07 per share, compared to 2007 non-GAAP income of $46,000, or $0.00 per share. Adjusted for currency impact, non-GAAP income was $5.4 million or $0.09 per share. The non-GAAP figures exclude amortization of purchased intangibles, stock-option based compensation expense, the write-down of long-term assets and adjustments to restructuring accruals. See the financial table below reconciling these non-GAAP figures to GAAP.

Entrust was also cash-flow-from-operations positive by $12.0 million for 2008, net of change in accrued restructuring charges. Entrust ended the quarter with cash and cash equivalents of over $24.3 million and no debt.

"I am pleased with the continued progress we made in 2008 at increasing our subscription revenue and decreasing our reliance on large transactions," said David Wagner, Entrust senior vice president of finance and chief financial officer. "We generated 92 percent of our product revenue from transactions less than $500,000 and grew our subscription product revenue 22 percent. We also initiated cost reduction measures early in 2008, which not only improved 2008 earnings and cash flow from operations but also has us well positioned to double our 2009 earnings over 2008."

Financial Outlook:

Entrust is guiding first-half 2009 revenue of between $44.0 million and $46.0 million. Entrust is guiding a net income, in accordance with GAAP, of between $0.03 and $0.05 per share for the first half of 2009. On a non-GAAP basis, the company is guiding a profit of between $0.05 and $0.07 per share for the first half of 2009. For the full year 2009, Entrust is targeting a net income, in accordance with GAAP, of approximately $0.11 per share. On a non-GAAP basis, the company is guiding a full-year profit of $0.15 per share. The company's Q1 2009 total expenses on a non-GAAP basis are expected to be between $20.0 and $21.0 million.

The Company expects to be cash-flow positive from operations before adjustments to exclude the effects of the net change in accrued restructuring charges for the full year by more than $15.0 million. The Company is also targeting bookings from subscription-based products of more than $20.0 million. See the financial table below reconciling the non-GAAP figures to GAAP. All guidance is predicated on current exchange rates.

"As I look ahead to our 2009 objectives, we are focused on meeting our earnings goals, generating cash and continuing to build our market share in risk-based authentication, subscription-based PKI solutions and global government," said Conner. "We are in very uncertain times; however, we are optimistic in our ability to execute our earnings plan. In a year where earnings and cash flow will be most important, we have removed costs from the business to enable the company to continue to drive increased earnings and cash flow in an uncertain top-line environment."

Q4 & Full-Year 2008 Highlights:

  For the full year total revenues were $99.7 million, flat to 2007. Product revenues for the full year were $38.3 million, an increase of 5 percent from $36.4 million in 2007.
  In the quarter, Entrust completed 143 total transactions, which represented a 4 percent increase from the fourth quarter of 2007. For the year, Entrust completed 512 total transactions in 2008, which represented an 8 percent increase from 2007.
  In the quarter, Entrust added 49 new customers, which represented a 14 percent increase from the fourth quarter of 2007. For the year, Entrust added 166 new customers, which represented a 25 percent increase from 2007.
  Revenue from transactions less than $500,000 decreased 1 percent from the fourth quarter of 2007. For the year, revenue from transactions less than $500,000 increased, continuing to drive the company's strategy to be less reliant on large deals. Transactions less than $500,000 accounted for 92 percent of product revenue in 2008.

  Entrust IdentityGuard and Transaction Guard accounted for $2.4 million, up 17 percent from Q4 2007, and was more than $9.3 million for the full year 2008, up 70 percent over the full year 2007.

  Entrust Public Key Infrastructure (PKI) products revenue increased 7 percent over the fourth quarter of 2007. For the full year, PKI product revenue was flat compared to 2007. Entrust's SSL certificate business increased 32 percent over 2007. Subscription-based product bookings, primarily within the PKI space, increased 48 percent to $17.5 million in 2008.
  Entrust government vertical decreased by 6 percent over 2007 and was negatively impacted by slower U.S. government spending and exchange rate. Entrust delivered its next-generation ePassport solution (Extended Access Control), which led to winning four new ePassport projects in 2008.
  Entrust financial vertical increased 28 percent over 2007 and was slightly higher than Q4 2007.
  Entrust ended the year with $24.3 million in cash and cash equivalents and no debt.
  Cash flow from operations net of change in accrued restructuring charges was positive $12.0 million for 2008, (including prior years restructuring charges the company generated $6.4 million in 2008).

Solutions Revenue Breakout and Transition to 2009 Reporting:

  Entrust Emerging Growth Products accounted for 26 percent ($2.7 million) of product revenue for Q4 2008. For the full year 2007, Emerging Growth Product revenue accounted for 30 percent ($11.4 million) of total product revenue and increased 38 percent over 2007.
  Entrust PKI Products accounted for 71 percent ($7.2 million) of product revenue for Q4 2008. For the full year 2008, PKI product revenue accounted for 70 percent ($25.6 million) of total product revenue and were flat compared to 2007.
  Entrust Single Sign-On (SSO) products accounted for 3 percent ($336,000) of product revenue for Q4 2008. For the full year 2008, Single Sign-On product revenue accounted for 3 percent ($1.3 million) of total product revenue and decreased 48 percent over 2007.

In 2009, the Company will be transitioning to the following solution categories:

  Entrust Fraud and Risk Based Authentication products accounted for 27 percent ($2.7 million) of product revenue for Q4 2008. For the full year 2008, Fraud and Risk Based Authentication Products revenue accounted for 28 percent ($10.6 million) of total product revenue, an increase of 34 percent year-over-year.
    Subcategory IdentityGuard and Transaction Guard Products accounted for $2.4 million of product revenue for Q4 2008. For the full year 2008, Fraud and Risk Based Authentication products revenue accounted for $9.3 million of total product revenue, an increase of 70 percent year-over-year.
  Entrust PKI products accounted for 73 percent ($7.4 million) of product revenue for Q4 2008. For the full year 2008, PKI product revenue accounted for 72 percent of total product revenue and decreased 3 percent over 2007.
    Subcategory SSL accounted for $2.6 million of product revenue for Q4 2008. For the full-year 2008, SSL revenue accounted for $9.6 million of total product revenue, an increase of 32 percent year-over-year.
    Subcategory Subscription Product accounted 32 percent ($3.3 million) of product revenue for Q4 2008. For the full year 2008, Subscription Product revenue accounted for 32 percent ($12.6 million) of total product revenue, an increase of 22 percent year-over-year.

A chart reconciling 2008 product revenue by reporting category has been posted to our web site at www.entrust.com/investor.

Q4 Technology and Industry Highlights:

  Entrust improved the Entrust IdentityGuard platform with enhanced self-service capabilities, including the Entrust eGrid, an innovative approach to delivering strong second-factor authentication without deploying a physical device. Entrust's eGrid cards represent a new element to our dynamic multifactor authentication solutions. The advanced soft-grid format enables organizations to implement strong authentication without requiring end-users to carry expensive third-party hardware tokens.
  Entrust IdentityGuard was named a finalist in the 2009 SC Awards - 'Best Multi- and Second-factor Solution' category - for outstanding achievement in information technology security. Entrust IdentityGuard was selected from more than 600 entries submitted in more than 30 technology categories.
  Entrust advanced its role as the world's ePassport leader by being selected to supply the CA software for Finland's migration to advanced second-generation ePassports based on the Extended Access Control (EAC) standard. Finland's Population Register Centre expects the transition to the new EAC ePassport CA solution to be complete by the end of the first quarter in 2009. The Finnish Population Register Centre will be able to provide the Finnish Police the ePassport CA services needed for the issuing of EAC ePassports to its citizens.
  Entrust and Adobe announced a partnership to provide specialized digital certificates in support of Adobe's Certified Document Services (CDS) program. Entrust Certificates for Adobe CDS enable organizations to digitally sign Adobe PDF files with confidence. Recipients will be able to take advantage of visual trust indicators to verify who published the document and confirm whether it has been altered. Entrust Certificates for Adobe CDS work seamlessly with both Adobe® Reader® and Adobe Acrobat® (version 6.0 or later) on the desktop and Adobe LiveCycle Digital Signatures ES on the server.
  Entrust was named a 2009 finalist for Network Products Guide's "Hot Companies Award," ranking the organization among the world's elite "Software-as-a-Service" companies. This recognition distinguishes Entrust out of more than 600 companies worldwide. Entrust is identified as a leading information security company due to breadth and depth of products, strong commitment and quality of employees and executive leadership, and strategic market dynamics and market penetration.
  Societe Generale displaced high-priced, third-party hardware tokens in favor of Entrust IdentityGuard versatile authentication platform. Facilitated by technology partner Digital People, Societe Generale, one of the largest banks in France, purchased 1,500 Entrust IdentityGuard grid cards with the potential of extending to thousands of users. The grid cards are leveraged to authenticate access to the company's investment Web portal for high-end clients.
  Michigan's Oakland County, one of the first county governments in the nation to offer this level of Web site encryption, selected Entrust Extended Validation SSL certificates to help instill a high level of citizen trust for their online eCommerce applications and services. More than 1.2 million citizens in Oakland County, which borders Detroit, Mich., will be able to access their county eCommerce online services secured with Entrust EV SSL certificates.
  Susquehanna Bancshares moved from high-priced, one-time-passcode (OTP) hardware tokens to Entrust IdentityGuard hardware tokens. As part of the rollout, Entrust assisted with the deployment of the Entrust IdentityGuard versatile authentication platform - the foundation for the OTP token - to help authenticate remote Susquehanna employees who leverage VPN applications to access corporate networks and resources.

GAAP to Non GAAP Reconciliation

The following charges for the fourth quarter and full year of 2008, reconcile the GAAP and non-GAAP earnings per share:

  Stock-based compensation charge in accordance with SFAS 123R of approximately $277,000, or $(0.00) per share for the fourth quarter of 2008, and approximately $1.9 million, or $(0.03) per share for the full year of 2008.
  Amortization charges of intangible assets primarily associated with the acquisition of Business Signatures, Orion and AmikaNow of approximately $378,000, or $(0.01) per share for the fourth quarter of 2008, and approximately $1.9 million, or $(0.03) per share for the full year of 2008.
  Write-down of long-terms assets
  Adjusting for currency to maintain a constant currency when comparing fourth quarter results to prior year.

See table below for further details of Entrust's supplemental reconciliation of GAAP to non-GAAP measures.

Entrust will host a live teleconference and Webcast today, January 29, 2009 at 5 p.m. EST, featuring President and CEO Bill Conner and Chief Financial Officer David Wagner, to discuss the company's fiscal fourth quarter and fiscal year-end 2008 results. The conference call audio will be available live via dial-in at 1-800-732-9307 and via the Internet at http://phx.corporate-ir.net/playerlink.zhtml?c=73119&s=wm&e=2063819. Please log on approximately 15 minutes before the Webcast begins in order to register and to download and install any necessary audio software. An archive of the Webcast will be available for 90 days at the above Internet address.

For those unable to attend the live conference call, an audio replay will be available beginning at 7 p.m. EST, January 29, 2009, through Thursday, February 5, 2009, at 11:59 p.m. EST. The North American replay number is 1- 877-289-8525 and the international replay number is 416-640-1917. Both numbers have a pass code of 21293673#.

Use of Non-GAAP Financial Measures

To supplement the financial results that are prepared and presented in accordance with accounting principles generally accepted in the United States, Entrust's management prepares and uses non-GAAP financial measures for many of its internal financial, operating and planning reports. The company's management believes that by excluding charges such as the purchased intangibles amortization in cost of goods sold, the amortization of purchased intangible assets in operating expenses, stock compensation expense, restructuring charges and write down of strategic investments from its GAAP-based results, these non-GAAP financial measures are more likely to facilitate investors' understanding of the company's ongoing business operating results. These non-GAAP financial measures also facilitate comparisons to the operating results of the company's competitors and provide investors with greater transparency with respect to the supplemental information used by management in its operational and financial decision making.

The non-GAAP measures are included to provide investors with supplemental information to facilitate their understanding of Entrust's operating results and future prospects. Management uses these non-GAAP measures to assess its success in reducing the company's cost structure, to measure its ongoing cash operating costs, and to establish budgets and operational goals. The presentation of this additional information should not be considered in isolation or as a substitute for financial and operating results prepared in accordance with accounting principles generally accepted in the United States, as non-GAAP measures are susceptible to varying calculations and they may not be comparable, as presented, to other similarly titled measures of other companies.

This press release contains forward-looking statements relating to Entrust's projected revenue, net income per share, non-GAAP income per share and cash flow from operations for the first half and full year 2009, the company's planned first quarter non-GAAP total expenses and bookings for Entrust's subscription based products. Such statements are based upon preliminary estimates which involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are unforeseen operating expenses, inaccuracy in preliminary estimates issues associated with revenue recognition, issues raised in connection with the review of quarterly financial results, currency fluctuations, and the risk factors detailed from time to time in Entrust's periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation Entrust's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Quarterly Reports on Form 10-Q for the quarter ended September 30, 2008. While Entrust may elect to update forward-looking statements in the future, Entrust specifically disclaims any obligation to do so, even if its estimates change.

About Entrust

Entrust [NASDAQ: ENTU] secures digital identities and information for consumers, enterprises and governments in more than 2,000 organizations spanning 60 countries. Leveraging a layered security approach to address growing risks, Entrust solutions help secure the most common digital identity and information protection pain points in an organization. These include SSL, authentication, fraud detection, shared data protection and e-mail security. For information, call 888-690-2424, e-mail entrust@entrust.com or visit www.entrust.com.

Entrust is a registered trademark of Entrust, Inc. in the United States and certain other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks of Entrust. All other company and product names are trademarks or registered trademarks of their respective owners.

Investor Contact: Media Contact:

David Rockvam Brooke Hamilton

Investor Relations Media Relations

972-713-5824 (972) 713-5915

david.rockvam@entrust.com brooke.hamilton@entrust.com

ENTRUST, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31st,		December 31st,
	2008	2007	2008	2007

Revenues:
Product	10,179	$ 10,123	38,257	$ 36,367
Services and maintenance	14,709	16,543	61,404	63,298
Total revenues	24,888	26,666	99,661	99,665

Cost of revenues:
Product	1,917	2,011	8,605	7,796
Services and maintenance	6,937	7,947	29,047	30,359
Amortization of purchased product rights	128	368	916	1,400
Total cost of revenues	8,982	10,326	38,568	39,555

Total gross profit	15,906	16,340	61,093	60,110

Operating expenses:
Sales and marketing	7,479	8,255	31,805	34,368
Research and development	3,804	4,586	17,249	20,176
General and administrative	2,869	3,074	11,715	12,521
Write-down of long-term asset	-	-	1,518	-
Restructuring charges and adjustments	(80)	-	(80)	-
Total operating expenses	14,072	15,915	62,207	67,065

Income (loss) from operations	1,834	425	(1,114)	(6,955)

Other income (expense):
Interest income	49	144	371	688
Foreign exchange gain	49	(313)	205	(331)
Gain on sale of long-term strategic investments	-	793	18	793
Write-down of long-term strategic investments	(45)	-	(45)	-
Loss from equity investments	-	-	-	(77)
Total other income (expense)	53	624	549	1,073

Income (loss) before income taxes	1,887	1,049	(565)	(5,882)

Provision for income taxes	73	80	462	308

Net income (loss)	$ 1,814	$ 969	$ (1,027)	$ (6,190)

Weighted average common shares used
Basic	61,438	61,066	61,322	60,804
Diluted	61,438	61,066	61,322	60,804

Net income (loss) per share
Basic	$0.03	$0.02	($0.02)	($0.10)
Diluted	$0.03	$0.02	($0.02)	($0.10)

ENTRUST, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2008	2007

ASSETS

Cash and cash equivalents	$ 24,312	$ 20,485
Accounts receivable, net of allowance for doubtful accounts	18,419	20,773
Other current assets	3,262	4,079
Property and equipment, net	1,290	1,490
Purchased product rights and other purchased intangible assets, net	9,622	11,543
Goodwill	60,214	60,214
Long-term strategic and equity investments	46	91
Other long-term assets, net	881	3,479

Total assets	$ 118,046	$ 122,154

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable and accruals	$ 15,258	$ 16,330
Accrued restructuring charges	13,612	19,266
Deferred revenue	27,756	27,894
Long-term liabilities	772	218

Total liabilities	57,398	63,708

Shareholders' equity	60,648	58,446

Total liabilities and shareholders' equity	$ 118,046	$ 122,154

The following supplemental tables provide non-GAAP financial measures used by the company's management to evaluate operational results. The company believes this information may be useful to investors. In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the company's earnings release contains non-GAAP financial measures that exclude the income statement effects of share-based compensation, amortization of purchase product rights and other purchased intangibles, write-down of long-term assets and non recurring restructuring and impairment charges, as well as adjusting for currency effects to maintain a constant currency with the prior year's results. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

For additional information regarding these non-GAAP financial measures, see the Form 8-K dated January 29, 2009 that Entrust has filed with the Securities and Exchange Commission.

ENTRUST, INC.
SUPPLEMENTAL
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
(in thousands, except per share data)
	Three Months Ended		Year Ended
	December 31st,		December 31st,
	2008	2007	2008	2007

Reconciliation of net income (loss) per GAAP to Non-GAAP income (loss):
GAAP net income (loss)	$ 1,814	$ 969	$ (1,027)	$ (6,190)
Adjustments for share-based compensation expense:
Cost of revenues	35	61	183	286
Sales and marketing	91	346	651	1,279
Research and development	(47)	28	136	602
General and administrative	198	189	957	1,639
Amortization of other purchased intangibles:
Cost of revenues	39	39	154	153
Sales and marketing	211	211	844	877
Amortization of purchased product rights	128	368	916	1,400
Restructuring charges and adjustments	(80)	-	(80)	-
Write-down of long-term strategic investments	45	-	45	-
Write-down of long-term asset	-	-	1,518	-

Non-GAAP income (loss)	$ 2,434	$ 2,211	$ 4,297	$ 46

Reconciliation of net income (loss) per diluted share according to GAAP to Non-GAAP income (loss) per diluted share:

GAAP net income (loss) per diluted share	$0.03	$0.02	($0.02)	($0.10)

Adjustments for share-based compensation expense	0.01	0.01	0.03	0.06
Amortization of other purchased intangibles	-	-	0.02	0.02
Amortization of purchased product rights	-	0.01	0.01	0.02
Restructuring charges and adjustments	-	-	-	-
Write-down of long-term strategic investments	-	-	-	-
Write-down of long-term asset	-	-	0.03	-
	0.01	0.02	0.09	0.10

Non-GAAP income (loss) per diluted share	$0.04	$0.04	$0.07	$0.00

Weighted average common shares used	61,438	61,066	61,322	60,804

Reconciliation of net cash flow from operating activities per GAAP to Non-GAAP cash flow from operations before the net change in restructuring accruals:

GAAP net cash flow from operating activities	$ 2,176	$ (1,642)	$ 6,369	$ (4,529)
Adjustments to exclude the effects of:
Net change in accrued restructuring charges	1,484	1,312	5,654	5,252

Non-GAAP cash flow from operations before the net change in restructuring accruals	$ 3,660	$ (330)	$ 12,023	$ 723

	Three Months
	Ended
	December 31st,	Percentage Change Versus:
	2008	Q4, 2007	Q3, 2008
	(in millions)
Reconciliation of financial measures after adjusting for constant currency:

Product revenues, as per GAAP	$ 10.2	1%	8%
Adjustment to exclude the effect of currency changes from the prior year	1.4	14%	15%

Non GAAP product revenues, adjusting for currency	$ 11.6	15%	23%

Services and maintenance revenues, as per GAAP	$ 14.7	-11%	-2%
Adjustment to exclude the effect of currency changes from the prior year	1.6	10%	11%

Non-GAAP services and maintenance revenues, adjusting for currency	$ 16.3	-1%	9%

Total revenues, as per GAAP	$ 24.9	-7%	2%
Adjustment to exclude the effect of currency changes from the prior year	3.0	12%	12%

Non-GAAP total revenues, adjusting for currency	$ 27.9	5%	14%

Net income, as per GAAP	$ 1.8
Adjustment to exclude the effect of currency changes from the prior year	0.7

Non-GAAP net income, adjusting for currency	$ 2.5

Deferred revenue, as per GAAP	$ 27.8	0%	1%
Adjustment to exclude the effect of currency changes from the prior year	3.3	11%	12%

Non-GAAP deferred revenue, adjusting for currency	$ 31.1	11%	13%

Forward Looking Guidance
Earnings Per Share Range

	First Half		Full Year
	2009		2009
U.S. GAAP measure	$0.03	$0.05	$0.11

Adjustments to exclude the effects of
amortization of purchased intangible assets	0.01	0.01	0.02

Adjustments to exclude the effects of
expenses related to stock-based
compensation	0.01	0.01	0.02

Non-GAAP figures	$0.05	$0.07	$0.15

Forward Looking Guidance
Total Quarterly Costs
	(in millions)
	Q1, 2009
U.S. GAAP measure	$20.7	$21.7

Adjustments to exclude the effects of
amortization of purchased intangible assets	0.4	0.4

Adjustments to exclude the effects of
expenses related to stock-based
compensation	0.3	0.3

Non-GAAP figures	$20.0	$21.0

Forward Looking Guidance
Cash Flow from Operating Activities
	(in millions)
		Full Year
		2009
U.S. GAAP measure		$9.4

Adjustments to exclude the effects of the
net change in accrued restructuring charges		5.6

Non-GAAP figures		$15.0